Exhibit 99.1

Dear Sonnet Shareholders,	August 22, 2023

I wanted to connect with our shareholders to provide a business update and discuss future opportunities for our assets. Since our last shareholder meeting in September 2022, Sonnet has focused on business development, which we believe sets the stage for two potential partnership opportunities that have been previously disclosed with Roche and Janssen, on immune checkpoint inhibitors and cell-based therapies, respectively.

1) The immune checkpoint inhibitors (ICIs) represent an extremely successful class of cancer therapies with close to $40 billion in reported combined 2022 annual revenue for certain large pharmaceutical players, such as Merck, Bristol-Myers, Roche, Astra Zeneca, Pfizer, and others. There is a significant industry initiative to enhance these ICIs with immune-activators/stimulators. However, the toxicity associated with several immune activators in combination with that of the ICIs creates a potential impediment to commercial approval. We believe Sonnet’s platform, which offers a longer half-life and solid tumor targeting/retention, could enable commercialization of an ICI combination, especially in cancer indications where the ICIs have not been very effective, such as with platinum-resistant ovarian cancer (PROC). We are collaborating with Roche to evaluate this combination in the clinic for PROC. As you are aware, the trial was accepted by the Australian regulatory agency earlier this year and more recently, the FDA accepted the IND to begin clinical study in the US. We expect to see the first safety data within the next few quarters.

2) Cell-based therapy is another important advancement in medical oncology, where the patient’s isolated T-cells are genetically engineered to fight cancer. Based on a number of publications, immune-activators have a significant role to play, especially for solid tumors. Sonnet is collaborating with Janssen to evaluate SON-1010, SON-1210, and SON-1410 with Janssen’s CAR-T cell-based therapy. We expect data to be available in the next few quarters.

Sonnet’s proprietary technology, the “Fully Human Albumin Binding” (FHAB) domain, was designed to target solid tumors, to be retained in the tumor microenvironment (TME) and to extend drug half-life. SON-1010, our lead drug candidate that presents IL-12 on our FHAB platform, is a powerful immune-enhancer that we believe offers a differentiated approach for the therapeutic application of this cytokine. Sonnet carefully evaluated responses to SON-1010 dosing in both normal healthy volunteers and cancer patients. The preliminary data that we previously shared with you demonstrates potential targeting of tumor tissue in cancer patients, along with a long half-life and early clinical benefit. SON-1210 is our first bifunctional candidate that integrates IL-12 and an additional immunomodulatory cytokine, IL-15. Together, these two cytokines exhibited synergies in preclinical cancer models and we have shown its safety in GLP toxicology studies. Furthermore, we have successfully manufactured SON-1210 and we believe we are ready to begin the regulatory preparations to enter the clinic. The molecule is currently under evaluation by Janssen as part of its engineered cell-based programs. This asset is followed by SON 1410, another bifunctional FHAB candidate comprising IL-18 and IL-12, which is also under evaluation by Janssen. Finally, SON-080, which is a low-dose version of fully human IL-6 that we in-licensed, is currently undergoing clinical testing in chemotherapy-induced peripheral neuropathy (CIPN). This candidate has been progressing in the clinic, though somewhat slowly due to patient recruitment challenges. There remains persistent unmet medical need in both CIPN and the potentially much larger indication of diabetic peripheral neuropathy (DPN), which are important drivers of our decision to continue to pursue development in these indications.

We are excited about advancing our collaborations and the potential partnerships that could generate important data sets within the next fiscal year and which, if successful, we believe represent an opportunity to bring non-dilutive capital into the company. Further, we have significantly reduced the operating expenses to focus on assets with near-term partnering interest as we navigate through a tough financial market while maintaining our Nasdaq listing. We understand your concerns about dilutive financings, and we are working diligently to capitalize the company as efficiently as possible. Together, let us advance our initiative of innovating groundbreaking new cancer therapies and I look forward to interacting with you in our 2023 Annual Shareholder meeting on August 31.

Sincerely,

Pankaj Mohan, Ph.D., MBA

Founder & CEO

Sonnet BioTherapeutics